Exhibit 10.10
HOME DIAGNOSTICS, INC.
Top Hat Investment Plan
December 31, 2003

HOME DIAGNOSTICS, INC.
Top Hat Investment Plan

ARTICLE I – PURPOSE	1

ARTICLE II – DEFINITIONS	1

2.1 Account	1
2.2 Administrator	1
2.3 Agent	1
2.4 Beneficiary	1
2.5 Board	1
2.6 Change in Control	1
2.7 Company	1
2.8 Deferral Election Form	2
2.9 Determination Date	2
2.10 Effective Date	2
2.11 Employer	2
2.12 Initial Participation Date	2
2.13 Participant	2
2.14 Plan	2
2.15 Plan Benefit	2
2.16 Plan Year	2
2.17 Shares/Stock	2

ARTICLE III — PARTICIPANT’S ACCOUNTS	3

3.1 Participant Account	3
3.2 Determination of Account	3
3.3 Statement of Account	3
3.4 Unfunded Plan	3

ARTICLE IV — PLAN BENEFITS	4

4.1 Benefits-General	4
4.2 Death Benefits	4
4.3 Payment to Guardian	4
4.4 Source of Payment	4

ARTICLE V — BENEFICIARY DESIGNATION	4

5.1 Beneficiary Designation	4
5.2 Amendments	5
5.3 No Beneficiary Designation	5
5.4 Effect of Payment	5

ARTICLE VI – VESTING	5

6.1 Vesting	5

ARTICLE VII – DISTRIBUTIONS	5

7.1 Benefit Payment Schedule	5
7.2 Pre-mature Distribution	6
7.3 Partial Distributions	6

ARTICLE VIII – ADMINISTRATION	6

8.1 Administrator Duties	6
8.2 Agents	6
8.3 Binding Effect of Decisions	6

ARTICLE IX — CLAIMS PROCEDURE	6

9.1 Claim	6
9.2 Denial of Claim	6
9.3 Review of Claim	7
9.4 Final Decision	7

ARTICLE X — AMENDMENT AND TERMINATION OF PLAN	7

10.1 Amendment	7
10.2 Termination of Plan	7

ARTICLE XI – MISCELLANEOUS	8

11.1 Employer’s Obligations Limited	8
11.2 Non-assignability	8
11 3 Not a Contract of Employment	8
11.4 Participant Cooperation	8
11.5 Terms	8
11.6 Captions	8
11.7 Governing Law	8
11.8 Validity	9
11.9 Notice	9

ARTICLE XII — INDIVIDUAL BENEFITS	9

12.1 Participant’s Schedule of Benefits	9

HOME DIAGNOSTICS, INC.
Top Hat Investment Plan
ARTICLE I
PURPOSE
The purpose of this Home Diagnostics, Inc. Top Hat Investment Plan (hereinafter referred to as the “Plan”) is to provide the opportunity for the deferral of tax on income and the accumulation of certain benefits for eligible senior executives and certain other individuals rendering services to Home Diagnostics, Inc. Under this arrangement participants will be permitted to defer the taxation of compensation and receive shares in the Company upon a Change in Control event. This Plan shall be effective as of the Effective Date.
ARTICLE II
DEFINITIONS
For the purposes of this Plan, the following words and phrases set forth below shall have the following meaning, unless the context clearly indicates otherwise:
2.1 Account “Account” means the record of ongoing accrual maintained for each Participant by the Administrator pursuant to Section 3.1.
2.2 Administrator “Administrator” means the person or persons designated by the Board to administer the Plan.
2.3 Agent “Agent” means anyone appointed to assist the Administrator with its duties in administering the Plan pursuant to Section 8.2 of the Plan. Initially, the Agent shall be the Company’s Human Resources Department.
2.4 Beneficiary “Beneficiary” means the person, persons, or entity designated by the Participant, or as provided in Article IV, to receive any Plan Benefits payable after a Participant’s death.
2.5 Board “Board” means the Board of Directors of the Company.
2.6 Change in Control “Change in Control,” means a substantive change in ownership or effective control of the Company as determined by the Board in its sole discretion.
2.7 Company “Company” means Home Diagnostics, Inc. and any participating Employer or any successor to Home Diagnostics, Inc.

2.8 Deferral Election Form “Deferral Election Form” means with respect to each Participant, the election made by the Participant to elect to defer compensation, listed on said form, pursuant to the terms of this Plan and evidenced in Exhibit B hereof.
2.9 Determination Date “Determination Date” means the last day of each calendar year in which this Plan is in effect.
2.10 Effective Date “Effective Date” means December 31, 2003.
2.11 Employer “Employer” means the Company and its subsidiaries.
2.12 Initial Participation Date “Initial Participate Date” means the initial effective date of a Participant’s participation in this Plan as determined pursuant to Section 3.1.
2.13 Participant “Participant” means any individual selected by the Company to participate in the Plan.
2.14 Plan “Plan” means this Home Diagnostics, Inc. Top Hat Investment Plan.
2.15 Plan Benefit “Plan Benefit” means at any given time an amount equal to the Participant’s Account.
2.16 Plan Year “Plan Year” means each calendar year period beginning on January 1 and ending on December 31; the initial plan year shall mean the twelve-month period beginning on January 1, 2004 and ending on December 31, 2004.
2.17 Shares / Stock “Shares” or “Stock” means shares in the common stock of Home Diagnostics, Inc. All references to Shares or Stock shall be interpreted to include this definition.
ARTICLE III
PARTICIPANT’S ACCOUNTS
3.1 Participant Account The Company may establish one or more Accounts for the purposes of measuring the value of the Participant’s benefit and for crediting interest on balances in accordance with uniform and nondiscriminatory rules to be established by the Administrator. Such records do not reflect an actual investment of the Participant’s account balance and do not reflect any assets of the Company that shall remain subject to the claims of general creditors of the Company. Said Participant Account shall be established by the Administrator under the Plan in the name of each Participant pursuant to an election made under Exhibit B of this Plan and shall be credited with each contribution (deferral) set forth in accordance with Article XII and interest as provided in section 3.2 herein. A Participant Account shall be established by the Administrator for each new Participant. All such Accounts shall be managed in accordance with the provisions of the Plan. Except as provided herein, benefits shall be distributable to a Participant in the form of Stock. The number of Shares shall be calculated by the formula defined in 3.2(b).

3.2 Determination of Account
     (a) A Participant’s Account as of each Determination Date shall consist of the balance of the Account as of the immediately preceding Determination Date plus any interest credited since the immediately preceding Determination Date. Each Participant Account initially will be credited with interest at the rate of 5% (five percent) per annum on the value of the account. This rate will be subject to review each year by the Administrator who shall inform all Participants of a change in the credited rate on a timely basis. This section shall be subject to the provisions of section 7.1 hereof.
     (b) Upon a Change in Control of the Company each Account shall immediately be credited with a number of Shares of Common Stock of the Company in accordance with the following formula:
The value of the Participant Account at last Determination Date prior to Change in Control divided by 85% of the per-Share value of the Company at the date of such Change in Control.
3.3 Statement of Account Prior to a Change in Control the Administrator shall submit to each Participant, within one hundred twenty (120) days after each calendar year end and at such other times as determined by the Administrator, a statement setting forth the cash balance to the credit of the Participant’s Account.
3.4 Unfunded Plan It is the intention of the Company and the Participant that the arrangements hereunder be unfunded for U.S. income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Participant shall have the status of a general unsecured creditor of the Company. This Plan constitutes a mere promise by the Company to make benefit payments in the future.
ARTICLE IV
PLAN BENEFITS
4.1 Benefits-General The Company shall pay to each Participant his Plan Benefit. Distribution of a Participant’s Plan Benefit shall commence in accordance with Article VII hereof and its form shall be determined by whether a Change in Control of the Company has occurred.
4.2 Death Benefits On or before the fifteenth day of the calendar month following the death of a Participant prior to a Change in Control of the Company, the Company shall pay to the Participant’s Beneficiary an amount equal to the remaining unpaid balance of the Participant’s Account in a single lump sum payment.
4.3 Payment to Guardian If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Administrator may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Administrator may require proof of incompetence, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Administrator and the Company from all liability with respect to such Plan Benefit.
4.4 Source of Payment Subject to the terms of the Plan, the Administrator shall direct payment of any benefit which has become payable under the terms of this Plan. To the extent a Participant Account is held in Shares, such Shares shall be distributed in kind pursuant to any direction from the Administrator for a benefit distribution. The Company shall be liable to the Participants and their Beneficiaries for the payment of Plan Benefits due and payable hereunder.
ARTICLE V
BENEFICIARY DESIGNATION
5.1 Beneficiary Designation A Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (primary and/or contingent) to whom payment under this Plan shall be paid in the event of death prior to complete distribution to the Participant of the benefits due under the Plan. Each beneficiary designation shall be in a written form prescribed by the Administrator consistent with Exhibit A hereof and will be effective only when filed with the Administrator during the Participant’s lifetime.
5.2 Amendments Any beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by the filing of a new beneficiary designation with the Administrator. The filing of a new beneficiary designation form will cancel all beneficiary designations previously filed.
5.3 No Beneficiary Designation If any Participant fails to designate a Beneficiary in the manner provided above, or if each Beneficiary designated by a deceased Participant predeceases the Participant, the Administrator shall distribute such Participant’s benefits to the Participant’s estate.
5.4 Effect of Payment Payment to the Beneficiary or estate as provided above, shall completely discharge the Company’s obligations under this Plan.
ARTICLE VI
VESTING
6.1 Vesting Subject to the provisions of section 7.1 hereof, a Participant shall be 100% vested in his Account balance at all times.

ARTICLE VII
DISTRIBUTIONS
7.1 Benefit Payment Schedule Subject to the other provisions of this Plan including Section 5.2, Plan Benefits shall be payable in the following manner and subject to the following rules:
     (a) In the event of voluntary termination of Participant’s service to the Company or termination by the Company without cause prior to the occurrence of a Change in Control of the Company, Participant’s Plan Benefits shall be paid as soon as administratively practicable in the form of cash in the amount of the Participant’s Account as determined as of the last Determination Date.
     (b) In the event of a termination for cause as determined under uniform and nondiscriminatory rules established by the Administrator, the Participant shall be paid the amount of all voluntary deferrals made in accordance with elections made under this Plan. However, any interest credited to such Participant’s Account shall be forfeited. Under no circumstances shall such Participant receive a distribution of stock as a Plan Benefit due to a Change in Control of the Company.
     (c) In the event of the occurrence of a Change in Control while Participant is actively rendering services to the Company, such Participant shall receive his Plan Benefits in accordance with the provisions of Article III herein.
     (d) In no event shall the time of distribution be prior to the date that is one year from the date of initial participation in this Plan, or January 1, 2005, if earlier.
7.2 Pre-mature Distribution
     (a) Notwithstanding the above, Participant may elect to receive a complete distribution of his Plan Benefits in case of a financial hardship defined under equitable and consistent rules established by the Administrator.
     (b) In the case of a Participant’s death, distribution shall be made consistent with Articles IV and V as soon as administratively practicable.
7.3 Partial Distribution No partial distribution from a Participant’s Account shall be permitted.
ARTICLE VIII
ADMINISTRATION
8.1 Administrator Duties This Plan shall be administered by the Administrator.
8.2 Agents The Administrator may appoint individual(s) to act as the Administrator’s agent with respect to the day-to-day administration of the Plan. In addition, the

Administrator may, from time to time, employ other agents and delegates to aid in such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.
8.3 Binding Effect of Decisions The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated by the Administrator hereunder shall be final and binding upon all persons having any interest in the Plan.
ARTICLE IX
CLAIMS PROCEDURE
9.1 Claim Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Administrator, which shall respond in writing as soon as practicable.
9.2 Denial of Claim If the claim or request is denied, the written notice of denial shall be made within ninety (90) days of the date of receipt of such claim or request by the Administrator and shall state:
     (a) The reason for denial, with specific reference to the Plan provisions on which the denial is based;
     (b) A description of any additional material or information required and an explanation of why it is necessary; and
     (c) An explanation of the Plan’s claim review procedure.
9.3 Review of Claim Any person whose claim or request is denied or who has not received a response within ninety (90) days may request review by notice given in writing to the Administrator within sixty (60) days of receiving a response or one hundred fifty (150) days from the date the claim was received by the Administrator. The claim or request shall be reviewed by the Administrator who may, but shall not be required to, grant the claimant a hearing. On review, the claimant, assisted by professional representation if desired, may examine pertinent documents, and may submit issues and comments in writing.
9.4 Final Decision The decision on review shall normally be made within sixty (60) days after the Administrator’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days after the Administrator’s receipt of a request for review. The decision shall be in writing and shall state the reasons and relevant Plan provisions. All decisions on review shall be final and binding on all parties concerned.

ARTICLE X
AMENDMENT AND TERMINATION OF PLAN
10.1 Amendment The Company may at any time amend the Plan (other than Section 10.2) in whole or in part, provided, however, that no amendment shall be effective to retroactively decrease or restrict a Plan Benefit as to amount or timing or manner of distribution of any Account maintained under the Plan without the consent of each Participant who would be affected by the amendment.
10.2 Termination of Plan The Company may at any time terminate the Plan in its entirety and make immediate distribution of all Plan Benefits hereunder if, in its judgment, a material change in the tax, accounting, or other effects of the continuance of the Plan, or potential payments hereunder, would make continuance of the Plan not in the best interests of the Company. If the Plan is terminated all Participants with an Account balance at the time of such termination shall be equally entitled to the same rights and privileges with regard to distributions of an Account, which shall be made in a single lump sum distribution as soon as practicable after the date on which the Plan is terminated in accordance with policies and procedures prescribed by the Administrator.
ARTICLE XI
MISCELLANEOUS
11.1 Company’s Obligations Limited The Employer shall have no obligation under this Plan with respect to any individuals other than the Participants and their Beneficiaries.
11.2 Non-assignability No Participant or any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be non-assignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or separation for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or other person’s bankruptcy or insolvency.
11.3 Not a Contract of Employment or for Independent Contractor Services The terms and conditions of this Plan shall not be deemed to constitute a contract of employment or for independent contractor services between the Company and any Participant, and the Participants (or the Participants’ Beneficiaries) shall have no rights against the Company, except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge any Participant at any time. Any such rights shall be governed by independent and unrelated contractual arrangements between the parties, should such arrangements be consummated.

11.4 Participant Cooperation Each Participant will cooperate with the Employer by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Employer.
11.5 Terms Wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Any references to “he” or “him” or “his” shall be interpreted to refer to “she” or “her” or “hers” where appropriate.
11.6 Captions The captions of articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.7 Governing Law The provisions of this Plan shall be construed and interpreted according to the laws of the United States and the state of Florida.
11.8 Validity In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein. In addition, the Company makes no representations regarding the tax consequences of the Plan and the Company is not responsible or obligated for any adverse tax consequences, which may result, to Participants and their Beneficiaries from the Plan.
11.9 Notice Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Chairman of the Board with a copy to the Company’s then General Counsel, the Plan Administrator, or the President or Chief Financial Officer of the Company notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.
ARTICLE XII
INDIVIDUAL BENEFITS
12.1 Participant’s Schedule of Benefits Prior to a Change in Control the amount of the benefit provided to each Participant under the Plan shall be equal to 1) the aggregate value of the deferrals made pursuant to Exhibit B hereof which shall be credited on the date they would have, but for the election made to defer, be includible in the Participant’s income, plus 2) any interest credited in accordance with the provisions of section 3.2 hereof.

IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the undersigned, the Company has caused this instrument to be executed by its duly authorized officer as of the Effective Date.

HOME DIAGNOSTICS, INC.
By:	/s/ BETH K. SCHWARTZ
Beth K. Schwartz as its Chief Financial Officer

EXHIBIT A
BENEFICIARY DESIGNATION
                                              (“Participant”) hereby designates the following person(s) as beneficiaries entitled, upon my death, to any payments in accordance with the terms and provisions of the Home Diagnostics, Inc. Top Hat Investment Plan (“Plan”), this beneficiary designation being made by Participant pursuant to the terms of the Plan:

Primary Beneficiary (Beneficiaries):

Name(s):

Address(es):

     It is understood and agreed that in the event of the death of the above-named Primary Beneficiary, the Contingent Beneficiary (or Beneficiaries) shall be entitled to receive the payments under the Plan the Primary Beneficiary was receiving or would have received. In the event more than one Contingent Beneficiary is designated, said Contingent Beneficiaries shall be entitled to receive payments made pursuant to the Plan per capita:

Contingent Beneficiary (Beneficiaries):

Name(s):

Address(es):

     This beneficiary designation supersedes all beneficiary designations, if any, previously made by Participant and may be amended at any time by filing another such beneficiary designation with the Plan Administrator.
     IN WITNESS WHEREOF, Participant has affixed his hand and seal, this ___day of 200_

“PARTICIPANT”

1

\

EXHIBIT B
ELECTION TO DEFER COMPENSATION
In accordance with the terms and conditions of the Home Diagnostics, Inc. Top Hat Investment Plan (“Plan”), I irrevocably elect to defer the compensation listed in the table below in the manner and to the extent provided on this form, subject to approval of the Plan by the Home Diagnostics, Inc. Board of Directors. I understand I may make an election each year effective for compensation elements payable in the following year and that I must make such election no later than each December 31 of the current calendar year to be effective for amounts otherwise to be received in the following calendar year.
Annual Deferral Election Table

Type of Income	% Deferred	or	$ Deferred
Base Salary

Commissions

Bonuses

This election is subject to the terms of Home Diagnostics, Inc. Top Hat Investment Plan, and the pertinent agreement under which the respective compensation was granted.
I affirm that my decision to defer was made after consulting with my financial or tax advisor, and that my decision was not made in reliance upon any financial or tax information or advice provided by Home Diagnostics, Inc. I also understand that no advance ruling or determination has been obtained from the Internal Revenue Service guaranteeing the deferral of income taxes under this program.

Name (Please Print)

Date

Signature

1

Amendment Number One
To the
Home Diagnostics, Inc. Top Hat Investment Plan
The intention of this Amendment Number One is to avoid having The Home Diagnostics, Inc. Top Hat Investment Plan (“Plan”) become subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to “grandfather” the provisions of the Plan that may be grandfathered so as to avoid the application of Code Section 409A.
In general this means the intention of this Amendment is that vested amounts in the Plan prior to January 1, 2005 (i.e. 2004 deferrals) will continue to be operated in accordance with the terms of the Plan and will be taxed under precedent in effect prior to the effective date of Code Section 409A (generally January 1, 2005); and further means that amounts deferred after December 31, 2004 (i.e. 2005 deferrals) will be immediately distributed and no further contributions will be credited to the Plan.
Therefore, the Plan is hereby amended in the following particulars effective January 1, 2005:
1. Cessation of Future Contributions: Article I of the Plan is amended by insertion of the following language as paragraph two under Article I:
Notwithstanding any provision of this Plan (or any provision of any separate written agreement which may incorporated by reference into the Plan) to the contrary, no additional contributions shall be permitted to be made to the Plan after December 31, 2005, except for interest or such other returns as permitted under Section 3.2 on amounts previously contributed.
2. Distribution of 2005 Deferral: Article VII of the Plan is amended by the insertion of the following language as a new Plan Section 7.4:
Notwithstanding any provision of this Plan (or any provision of any separate written agreement which may incorporated by reference into the Plan) to the contrary, amounts deferred into the Plan with respect to compensation that would otherwise have been paid to a Plan participant during calendar year 2005, shall be distributed, together with any earnings accrued for such amounts, to such participant no later than December 31, 2005.

By	/s/ J. RICHARD DAMRON, JR.	Date	12/29/05

Name	J. Richard Damron, Jr.	Title	President & CEO